Exhibit 10.10

FIRST

AMENDED AND RESTATED

MANAGEMENT AGREEMENT

(DOBIE CENTER, AUSTIN, TEXAS)

THIS MANAGEMENT AGREEMENT (the “Agreement”) is made and entered into by and between DOBIE CENTER PROPERTIES, LTD., a Texas limited partnership, having its principal office at 225 Broadhollow Road, Melville, Long Island, New York 11747, Attn: Scott Rechler (“Owner”), and TEXAS CAMPUS LIFESTYLES MANAGEMENT (DOBIE CENTER), L.C., a Texas limited liability company, having its principal office at c/o American Campus Communities, 701 Brazos, Suite 700, Austin Center, Austin, Texas 78705, Attn: Tom Trubiana (“Manager”):

WITNESSETH:

WHEREAS, Owner owns and has the right to collect rents from, and contract for managerial services for, the property commonly known as Dobie Dormitory, Dobie Parking Garage and Dobie Mall located at 2021 Guadalupe, Austin, Travis County, Texas (the “Property”); and

WHEREAS, Owner desires to engage Manager to manage and operate the Property; and

WHEREAS, Austinvest I, Ltd. (the prior owner of the Property) and Manager have previously entered into (i) that certain Management Agreement dated effective as of the 1st day of November, 1993, (ii) that certain Amendment No. 1 to Management Agreement dated on or about November 7, 1995 and (iii) that certain Amendment No. 2 to Management Agreement executed the 15th day of May, 1997 and such Management Agreement, Amendment No. 1 and Amendment No. 2 being hereinafter referred to herein collectively as “Prior Management Agreement”); and

WHEREAS, Owner now is the owner of the Property and the Prior Management Agreement was assigned to and assumed by Owner; and

WHEREAS, Owner and Manager desire to amend and restate the Prior Management Agreement in its entirety so as to clearly state the existing agreement between Owner and Manager;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, Owner and Manager mutually agree as follows:

ARTICLE 1. APPOINTMENT OF MANAGER

1.01 Appointment of Manager. Owner hereby appoints Manager and Manager accepts appointment as the sole and exclusive manager for the Property upon the terms and conditions set forth herein.

1.02 Term of Contract. The primary term of this contract shall commence on the date hereof, and shall expire on May 31, 2002, unless otherwise terminated in accordance with the provisions hereof. Upon the expiration of the original term, this Agreement will automatically renew on a month-to-month basis until termination as provided in Article 5 hereof. Prior to the expiration of the primary term, if the MBIA Cancellation Date (as hereinafter defined) shall occur, either Owner or Manager shall have the right to terminate this contract by giving at least ninety (90) days’ prior written notice to the other.

1.03 Account Agency Agreement. Concurrent with the commencement of this Agreement, Owner and Manager shall enter into the Account Agency Agreement, attached as Schedule A, which Manager will use to open two (2) separate trust accounts for the Property in a bank convenient to the Property. The first such account shall be designated the “Collection Account”, and all rental income and other revenue due from or arising out of the operation of the Property shall be deposited into such Collection Account by Manager, on a daily basis as such revenue is received by Manager. The second account shall be designated the “Operating Account,” and funds from Owner which are derived from the operation of the Property shall be periodically deposited by Owner in such Operating Account, and funds in such account shall be used by the Manager to pay all Operating Expenditures of the Property, as defined in Section 2.06, and any other payments relative to the Property as required by the terms of this Agreement. All funds in both the Collection Account and in the Operating Account shall be the exclusive property of Owner, and Owner shall have continuous access to both such accounts, including but not limited to signatory access, and Manager shall have concurrent signatory access to the Operating Account only.

It is understood that the Operating Account authorized by the Account Agency Agreement shall be a non-interest bearing checking account. If requested by Owner in writing, Manager will transfer funds from the authorized bank account into an interest bearing checking account at a depositary institution as Owner may, from time to time, designate. If an interest bearing checking account is so requested, it will be designated as the Property’s Operating Account for purposes of this Agreement.

1.04 Independent Contractor Status. Manager is engaged in the business of managing properties as an independent contractor, and in that capacity, is serving as the property manager for the Property on behalf of Owner. Manager shall not be liable for any obligation or expenditure incurred on behalf of the Property or Owner if such obligation is incurred by Manager within the scope of Manager’s authority and pursuant to the Approved Operating Budget and the Approved Capital Budget (hereinafter defined). In contracting for services and products giving rise to the Operating Obligations as defined in Section 2.06, Manager shall be acting solely as Owner’s agent, and Owner agrees to indemnify, defend and save Manager, its principals and employees, harmless from and against all claims asserted and losses sustained by reason of such obligations, so long as Manager performs its duties in good faith within the scope of this Agreement and so long as Manager’s acts or omissions do not constitute gross negligence, willful misconduct, malfeasance or fraud; provided, however, that nothing contained herein shall require Owner to indemnify Manager for any liability arising from the gross negligence, willful misconduct, malfeasance or fraud of Manager, its principals or its employees, for which Manager hereby agrees to indemnify and hold Owner harmless from any loss, damages, liability, cost or expense (including reasonable attorneys’ fees and court costs), which Owner may incur on account thereof. Manager may advise any contracting party with whom it deals that Manager is acting as Owner’s agent, and that Manager shall have no liability for the obligation or expenditure, and may exact a commitment from the contracting party to look only to the Property or Owner for payment. Manager shall not be obligated to advance any sum of money for Owner or the Property, or lend its credit for the benefit of the Property.

1.05 Compliance with Building Regulations. With respect to the Property, any structure on the Property, or any equipment thereon, Manager agrees to comply with the requirements of any building codes or with any statute, ordinance, law or regulation of any governmental body or official thereof, and to notify Owner promptly of any complaints, warnings, notices or summonses received by it relating to such matters. It is understood that Manager shall not be obligated to initiate a process of discovery requiring environmental testing or inspections not normally performed in the routine operation of the Property, unless specifically requested to do so by Owner in writing and at Owner’s expense. Owner represents that to the best of Owner’s knowledge the Property and all such equipment complies with all such legal requirements, and Owner authorizes Manager to disclose the ownership of the Property to any such officials and agrees to indemnify, defend and hold harmless Manager, its principals and employees, from and against all losses, costs, expenses, claims and liabilities whatsoever which may be imposed on, or asserted against, them by reason of any past, present or future violation, or alleged violation, of such laws, ordinances, statutes or regulations, including without limitation, environmental protection laws, unless any such violations, or alleged violations, are caused by the gross negligence, willful misconduct, malfeasance or fraud of Manager.

1.06 Manager’s Liability. Manager assumes no liability whatsoever for any acts or omissions of Owner, or any previous or subsequent owners or managers of the Property, or any agents or any previous or subsequent agents of either. Manager assumes no liability for any failure of, or default by, any tenant in the payment of any rent or other charges due Owner or in the performance of any obligations owed by any tenant to Owner pursuant to any lease or otherwise. Manager assumes no liability for violations of environmental or other building regulations other than (i) to exercise its best reasonable efforts to comply with such regulations, and (ii) to promptly notify Owner of violations or hazards discovered. It is understood that Manager shall not be obligated to initiate a process of discovery requiring environmental testing or inspections not normally performed in the routine operation of the Property, unless specifically requested to do so by Owner in writing and at Owner’s expense. Manager assumes no responsibility or liability for the provision of security services or devices other than to supervise such contractor(s) providing security services for the Property. In the event that Manager engages security services or installs or changes security devices at the Property, Owner assumes any and all responsibility and liability for such services or devices and Owner shall indemnify, defend and hold harmless Manager, its principals and employees from and against any and all losses, costs, expenses, claims and liabilities, arising out of the provision of any security services or any security devices at the Property.

ARTICLE 2. MANAGER’S DUTIES AND RESPONSIBILITIES

2.01 Proposed Management Plans. There currently exist a “Marketing Plan”, “Operating Budget”, and “Capital Budget” (collectively, the “Management Plans”), which describe in detail the plans for the promotion, operation, repair and maintenance of the Property for Owner’s fiscal period ending May 31, 1999. Prior to April 16, 1999, Manager shall prepare and submit to Owner for Owner’s approval proposed Management Plans for the promotion, operation, repair and maintenance of the Property for Owner’s fiscal period ending May 31, 2000. Subsequent proposed Management Plans shall be submitted to Owner for Owner’s approval forty-five (45) days prior to the beginning of the next fiscal year.

Owner will review the proposed Management Plans and will consult with the Manager prior to the commencement of the forthcoming fiscal year in order to agree on an “Approved Marketing Plan”, “Approved Operating Budget”, and “Approved Capital Budget”. Owner’s approval or rejection of Management Plans shall be within the sole reasonable discretion of Owner; however, all Management Plans submitted to Owner for review will be considered “Accepted and Approved” if there has been no specific written objection thereto from Owner within thirty (30) days from the date they were respectively submitted.

2.02 Approved Marketing Plan. The Approved Marketing Plan shall establish rental rates, rental terms, tenant concessions, and implement marketing strategies for the Property, subject to the Approved Operating Budget. Manager shall supervise the preparation of all advertising layouts, brochures, campaigns, and model apartments. Advertising and promotional materials shall be prepared in full compliance with Federal, State, and Municipal fair housing laws, and Manager shall not use Owner’s name in such advertising literature without Owner’s express written approval.

2.03 Leasing. Manager shall exercise its best reasonable efforts to obtain and keep tenants in the Property and will cooperate with licensed brokers in a reasonable manner to aid in filling any vacancy. Manager is authorized on behalf of Owner, subject to the leasing parameters set forth in the Approved Marketing Plan, to negotiate, prepare, and present to Owner for Owner’s execution all leases, including all renewals and extensions of leases and modifications of existing leases. Manager is not authorized to cancel any leases at the Property unless such cancellation (i) conforms to the guidelines set forth in the Approved Marketing Plan, or (ii) is otherwise approved by Owner. The standard lease forms, attached as Exhibit 1, shall be used with such non-material modifications as Manager shall reasonably approve. The standard lease forms may be modified or replaced in their entirety by Owner from time to time. Leases and related documents will be executed only by Owner (or Owner’s authorized representative) after Owner shall have reviewed each such lease instrument from a legal and business standpoint. Owner shall maintain a current “Assumed Name” certificate on file in the county where the Property is located.

2.04 Security Deposits. Manager is authorized to establish requirements for security deposits, in accordance with the Approved Marketing Plan, and shall collect and refund security deposits in accordance with laws and the terms of each tenant’s lease. If required by statute, Manager will deposit security deposits into a separate interest bearing account and pay tenants the interest earned on such deposit; otherwise, Manager will deposit security deposits into the Operating Account. When Manager deems appropriate, but only after first obtaining the written approval of Owner, Manager may off-set tenant charges with forfeited security deposit amounts and disburse any surplus security deposits from the Operating Account.

2.05 Collection of Rents and Enforcement of Leases. Manager shall exercise its best reasonable efforts to promptly collect all rents and other charges for services provided in connection with the use or occupancy of the Property. All monies collected shall be promptly (i.e., daily) deposited in the Collection Account in trust for the benefit of Owner unless otherwise directed by Owner. When directed to do so by Owner, or if such actions are authorized in the Approved Marketing Plan, Manager shall be authorized to institute the following actions: (a) terminate tenancies, (b) sign and serve such notices as are deemed necessary by Manager, (c) institute and prosecute actions to evict tenants, and recover rents and other sums due, and (d) settle, compromise and release such actions or suits or reinstate such tenancies. Attorney’s fees, filing fees, court costs, and other reasonable expenses incurred in connection with such actions and not recovered from tenants shall be paid out of the Operating Account. Manager may select the attorney of its choice to handle such litigation unless otherwise directed by Owner.

2.06 Approved Operating Obligations. The term “Operating Obligations” shall mean the aggregate of all obligations incurred by Manager, or any agent on its behalf, in connection with or arising from the ownership, operation, management, repair, replacement, maintenance, and use or occupancy of the Property including without limitation expenditures for any of the following: (i) license and permit fees, landowner association fees, real estate and personal property taxes and assessments, and all other charges of any kind and nature by any governmental or public authority; (ii) management fees and reimbursable expenses incurred by Manager; (iii) advertising and marketing expenses, and leasing fees and commissions; (iv) legal, accounting, engineering, and other professional and consulting fees and disbursements; (v) accounts payable to contractors and vendors providing labor, material, services and equipment to the Property; (vi) premiums for insurance paid with respect to the Property or the operations thereof; (vii) tenant improvements and property and equipment maintenance, repairs and replacements (including property used in connection with the Property) and segregated reserves therefor; (viii) refunds of security or other deposits to tenants and contracting parties; (ix) funds reserved for contingent or contested liabilities, insurance premiums, and other amounts not payable on a monthly basis; (x) service contracts and public utility charges and assessments; (xi) personnel administration charges and pre-employment screening and testing costs; (xii) on-site payroll costs including salary and wages, incentive bonuses, holiday and vacation pay, insurance benefits, worker’s compensation premiums or allocable costs for self insurance of such matters, pension and health and welfare payments, payroll taxes and other governmental assessments so long as such salary and wage costs and benefits conform to the Approved Operating Budget; and (xiii) costs of credit reports, bank charges and like matters. The payment of Operating Obligations shall constitute “Operating Expenditures.”

2.07 Approved Operating Budget. The Approved Operating Budget shall constitute an authorization for Manager to expend the amounts approved from the Operating Account; however, no single expenditure made for these purposes shall exceed $2,500.00 without Owner’s written authorization. Manager shall exercise its best reasonable efforts to ensure that the actual costs of maintaining and operating the Property shall not exceed the Approved Operating Budget, and significant year-to-date budget variances will be explained to Owner each month.

In cases of emergency, Manager may make expenditures for repairs which exceed the aforementioned spending limit without prior approval, if it is necessary, in the reasonable judgement of Manager, to prevent imminent damage to property or injury to persons. Manager will promptly notify Owner of any such emergency expenditures no later than three (3) business days following such emergency repair, describing the cause of such emergency, the repairs undertaken in connection with such emergency, and the cost of such emergency repairs.

2.08 Approved Capital Budget. The Approved Capital Budget shall constitute an authorization for Manager to expend the amounts approved for capital acquisitions and improvements; however, any capital expenditure over $2,500.00 shall be awarded on the basis of competitive bidding, solicited in the following manner:

(a) A minimum of three (3) written bids shall be obtained for each purchase where practicable.

(b) Each bid will be solicited in a form so that, to the extent feasible, uniformity will exist in the bid quotes.

(c) Manager shall provide Owner with all written bid responses accompanied by Manager’s recommendations as to the most acceptable bid.

(d) Owner shall be free to accept or reject any or all bids.

Owner shall communicate to Manager its acceptance or rejection of bids in writing. Owner shall be responsible for capital expenses, and may pay same from its own resources or may authorize payment by Manager out of available surplus funds in the Operating Account.

2.09 Public Utility and Service Contracts. Manager shall negotiate and execute, on behalf of and in the name of Owner or the Property, contracts for water, electricity, gas, telephone, television, vermin or pest extermination, and any other services which are, in Manager’s opinion, reasonably necessary to properly serve and maintain the Property. All required utility deposits will be the responsibility of the Owner and each contract shall: (a) be in the name of, and expense of, the Owner, (b) include a provision for cancellation thereof by Owner or Manager upon not more than 30 days written notice, (c) require all contractors providing services to provide evidence of insurance as specified by Owner, and (d) be subject to bid under the procedure as specified in Section 2.08 if requiring monthly payments in excess of $2,500.00. Owner shall be credited with any discounts, rebates, or commissions obtained in connection with any such purchases or service contracts.

2.10 On-Site Property Employees. Manager is authorized to screen, test, investigate, interview, hire, supervise, discharge, and pay all personnel necessary to maintain and operate the Property, subject to this Agreement and the Approved Operating Budget. Alternatively Manager may elect to contract with an employment contractor to provide the on-site employees for the Property and to conduct the employment-related functions referred to in the immediately preceding sentence, so long as such employment-related costs conform to the Approved Operating Budget. Such personnel shall in every instance be employees of Manager (or of such employment contractor), and Owner shall have no right to supervise or direct such employees; provided, however, that whenever and each time that Manager shall determine that it will replace the individual who is to be the property manager for the Property, the selection of such property manager shall be subject to Owner’s prior reasonable approval. Notwithstanding the foregoing, if the Owner alters any material instructions or direction given to the Property employees, or if the Owner assumes the supervision of the Property employees, then Owner shall be liable and responsible for such action. It is understood and agreed that all Property employees may not devote one hundred percent (100%) of their respective time to the operation of the Property, and such Property employees shall be deemed to be Property employees only to the extent of their respective time devoted to the Property, and the salary and fringe benefits of such Property employees shall be commensurately prorated. Manager (or the employment contractor selected by Manager) assumes the responsibility for timely compliance with all applicable laws regarding such employees, and in connection with such responsibility, Manager hereby indemnifies (or shall cause the employment contractor to indemnify) and holds Owner harmless from any and all fees, expenses, fines and penalties which may be assessed against Manager (or the employment contractor) for any failure by Manager (or the employment contractor) to comply with employment-related laws and regulations. Except as set forth in the previous sentence, Manager (or the employment contractor) shall be reimbursed from the Operating Account for all costs related to pre-employment testing and screening and for all payroll related costs pursuant to attached Schedule B, so long as all such costs conform to the Approved Operating Budget.

2.11 Debt Service and Tax Payments. If requested by Owner in writing and if sufficient funds are available in the Operating Account to satisfy all outstanding (and reasonably anticipated) Operating Obligations of the Property, Manager will apply any surplus operating funds to pay (to the extent of such surplus funds) the debt service and taxes due pursuant to any Federal, State, County or Municipal authority, or other similar body having jurisdiction thereover. Manager, however, shall not take any action under this Section 2.11 so long as Manager has been notified in writing that Owner is contesting, or intends to contest, any such order or requirement. Owner will supply all information necessary for Manager to comply promptly with these requirements.

2.12 Financial Recordkeeping. Manager shall maintain, at Manager’s premises, accounting records based on the Owner’s fiscal year-end set forth in Section 2.01. Manager shall use its own chart of accounts as approved by Owner, and monthly financial statements will be cut-off approximately ten (10) days prior to month-end. Property revenues and expenditures will be accounted for on an accrual basis. It is understood that expense entries on the reports delivered to Owner will appear only as to expenditures for which Manager has received and processed invoices, and that as of the date of the report, other valid charges against the Property may be outstanding but not yet processed by Manager in the ordinary course of its business.

2.13 Financial Reports. Manager shall furnish those monthly reports of collections, disbursements, and other accounting matters which are listed on the attached Schedule C. Such reports will be sent to Owner not later than the 10th of each month and shall contain data and analysis with respect to the previous month’s financial activities at the Property, as well as year-to-date reports. To support the monthly financial reports, Manager shall maintain at Manager’s premises copies of the following:

(a) Bank statements, bank deposit slips and canceled checks.

(b) Comprehensive bank reconciliations.

(c) Detailed cash receipts records.

(d) Summaries of adjusting journal entries.

(e) Supporting documentation for payroll, payroll taxes and employee benefits.

2.14 Distribution of Net Operating Income. If requested by Owner in writing, Manager shall remit to Owner with the monthly financial report all unexpended operating funds except for a reserve for contingencies (imprest balance) which shall remain in the Operating Account in accordance with Section 3.01.

2.15 Owner’s Right to Audit. Owner reserves the right to conduct examination of the books and records maintained by Manager for Owner, and to perform any and all audit tests relating to Manager’s activities, either at the Property, or at any office of the Manager; provided such examination and tests are related to those activities performed by Manager for Owner. Any and all such audits conducted either by Owner’s employees or appointees will be at the sole expense of Owner.

2.16 Management Duties and Operations. Manager, in fulfilling its duties and obligations under this Agreement, shall operate, manage, and lease the Property, in the same manner as is customary and usual in the operation, management and leasing of comparable student residential and commercial facilities and shall provide such services as are customarily provided by operators of such complexes of comparable class and standing as the Property, and shall act solely with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent man acting in a like capacity and familiar with such matters would use in the conduct of any enterprise of a like character and with like aims. In addition to the other obligations of Manager set forth herein, and consistent with the forgoing, Manager shall render the following services and perform the following duties for Owner: (a) coordinate the plans of tenants or sub-tenants for moving into the Property or out of it, with a view towards scheduling such movements so that there shall be a minimum of inconvenience to other tenants; (b) maintain business-like relations with tenants whose service requests shall be received, considered and recorded in a prompt and systematic fashion in order to show the action with respect to each which shall be consistent with Owner’s lease obligations; (c) use its best reasonable efforts at all times during the term of this Agreement to maintain the Property according to the highest standards achievable consistent with operation of comparable student residential and commercial complexes; (d) subject to the Management Plans, cause all such acts and things to be done in or about the Property as shall be necessary or desirable to comply with any and all laws, orders, rules and regulations, or to remove any and all violations affecting the Property placed thereon by any federal, state, county or municipal authority having jurisdiction thereover, except that if the costs of compliance with any such order or to remove any such violation are in excess of the Approved Operating Budget, but failure to comply would or might expose Owner or Manager to criminal liability, Manager may cause such order to be complied with or such violation to be removed in the same manner and subject to the same requirements set forth in Section 2.07; (e) cause to be prepared and filed all necessary forms relating to the maintenance and operation of the Property required by any federal, state, county or municipal authority; (f) cooperate with Owner’s accountants, auditors and other representatives in regard to the annual audit and periodic inspection of the books of account of Owner; (g) cooperate with Owner’s accountants in regard to the preparation and filing on behalf of Owner of federal, state, city and other income or other tax returns required by any governmental authority (including the preparation and filing by Manager of any applicable IRS Form 1099 within the time required by law); (h) when the books of tentatively assessed valuations of the taxing authority having jurisdiction over the Property are opened for public inspection in each year, ascertain the assessment of the Property, report each assessment to Owner, and if required by Owner, cooperate with Owner’s attorneys and other representatives in the preparation of applications for correction of the assessed evaluation and/or tax liability; (i) promptly investigate and make a full written report to Owner and insurance carrier(s) as to all alleged accidents and/or alleged claims for damages, of which Manager becomes aware in the normal course of its operation of the Property, related to the ownership, operation, management and maintenance of the Property (including any personal injury or property damage occurring to or claimed by any tenant or third party on or with respect to the Property) and the estimated cost of repair; Manager shall acquaint itself with all the terms and conditions of all insurance policies, cooperate with all insurance carriers, and shall do nothing to jeopardize the rights of Owner and/or any other party insured under such policies; Manager shall forward to the insurance carrier any summons, subpoena or other similar legal documents served upon Manager with copies to Owner; (j) enforce any environmental clause in any lease and immediately notify Owner of any dumping, use or leakage of any applicable toxic waste or material in or near the Property of which Manager has knowledge; (k) cause an inventory to be taken at least annually of all major furniture, office equipment, materials, supplies, maintenance tools and any other major equipment or material belonging to Owner or the Property; and (1) set up and maintain orderly and accurate files containing rent records, leases and sub-leases, lease briefs (pursuant to the lease brief form which shall be agreed upon by Owner and Manager), tenant improvements committed and made, leasing commissions paid or incurred, correspondence, receipted bills and vouchers and all other documents and papers pertaining to the Property and the operation and maintenance thereof, the same to be and at all times to remain the property of Owner, and Manager shall deliver same to Owner promptly upon termination of this Agreement.

ARTICLE 3. OWNER’S DUTIES AND RESPONSIBILITIES

3.01 Initial Deposit Into Operating Account. The Operating Account shall have an imprest balance of $2,500.00 at all times in excess of amounts necessary to cover Operating Obligations next coming due with respect to the Property.

3.02 Transfer of Operating Funds from Collection Account to Operating Account. Owner will periodically on a monthly basis disburse and transfer from the Collection Account funds sufficient to cover the then-currently anticipated Operating Obligations and capital expenditures, as set forth in the Approved Management Plans, for each upcoming monthly accounting and operating period. Such periodic transfer of funds from the Collection Account to the Operating Account shall occur by wire transfer or other appropriate means on or before the date ten (10) days prior to the commencement of each upcoming monthly accounting and operating period. In the event that funds in the Operating Account become insufficient to cover all Operating Obligations, Owner agrees to, within five (5) days after notice, deposit in the Operating Account sufficient funds to cover the deficiency. Manager shall not be obligated to advance its own funds on behalf of the Owner, or incur any liability in its own name.

3.03 Manager’s Compensation. Owner agrees to pay Manager for services rendered in managing the Property in accordance with the terms of this Agreement the fees specified in the attached Schedule D. Manager’s compensation shall be paid from the Operating Account or if necessary, funded by Owner pursuant to Section 3.02 above. Notwithstanding anything to the contrary contained herein, it is specifically understood and agreed that Manager’s compensation is subject to subordination in accordance with the terms of the Transaction Documents (as defined in Section 7.01 hereof).

3.04 Manager’s Costs to be Reimbursed. Owner agrees to promptly reimburse Manager for costs incurred in managing and leasing the Property in accordance with the terms of this Agreement as specified in the attached Schedule B. Manager’s reimbursement shall be made from the Operating Account or if necessary, funded by Owner pursuant to Section 3.02 above.

ARTICLE 4. INSURANCE AND INDEMNIFICATION

4.01 Property and Liability Insurance. Upon the execution of this Agreement, Manager shall, on behalf of Owner and at Owner’s expense, immediately obtain and keep in force at all times insurance as specified by Owner from time-time-time to protect Owner and Manager against physical damage (e.g., fire with extended coverage endorsement, boiler and machinery) and against liability for loss, damage, or injury to property or persons which might arise out of the use, occupancy, management, operation or maintenance of the Property. Manager shall recommend to Owner the types and amounts of insurance coverage for the Property, and based upon such recommendations, Owner will either approve such types and amounts of coverage or Owner will direct Manager to procure other types and/or amounts of coverage. Liability insurance must include (i) a Commercial General Liability Policy which shall have bodily injury and property damage combined single limits of not less than $1,000,000 each occurrence/$2,000,000 aggregate, and (ii) an excess liability (umbrella) insurance policy with bodily injury and property damage combined single limits of not less than $5,000,000.00. Such Owner’s liability insurance shall be deemed to be primary coverage over any general liability insurance carried by Manager and must cover claims asserted by reason of alleged wrongful actions, fault or negligence on the part of third parties and independent contractors, including persons employed by or acting on behalf of the Property and Owner. Such insurance shall provide for the payment of all costs of defense of any claims. Any deductible required under such insurance policies shall be Owner’s expense. Manager may elect to maintain, at Manager’s expense, additional separate insurance to cover its own risks, and in such event such insurance shall not be available to cover risks of loss or claims made against the Property or Owner.

Liability insurance shall be written by a solvent and reputable carrier licensed to do business in the state in which the Property is located. Manager shall furnish Owner with certificates evidencing such insurance and duplicate copies of such policies within ten (10) days after the execution of this Agreement. The certificates evidencing insurance shall have attached thereto an endorsement from the actual policy that both Owner and Manager shall be given at least thirty (30) days written notice (by certified mail) prior to cancellation, non-renewal, or any material change in the subject policy. In the event certificates of insurance are not furnished to Owner within the time limits specified in this Section, or in the event that any insurance coverage required hereunder is the subject of any notice of cancellation or default, or any change materially reducing Owner’s and Manager’s protection thereunder and Manager fails to immediately take such action as may be necessary to continue or reinstate the required coverage, or in the event that any coverage is reduced below that which is required pursuant to this Agreement, Owner may, but shall not be obligated to, secure the required insurance and pay all premiums and acquisition costs therefor out of the Operating Account at the sole expense of the Owner.

4.02 Workers’ Compensation Insurance. Manager shall, at Owner’s expense, maintain workers’ compensation insurance (or a substitute form of insurance providing roughly equivalent protection) covering all employees of Manager employed in, on, or about the Property so as to provide statutory benefits required by state and federal laws. Manager shall be reimbursed by Owner for the cost of providing workers’ compensation insurance pursuant to the attached Schedule B.

4.03 Fidelity Insurance. Manager will maintain, at Manager’s expense and not as an Operating Expenditure, a comprehensive fidelity insurance policy to include depositors forgery in amounts of not less than $500,000 per employee of Manager. Such fidelity insurance policy will be endorsed to provide that it may not be canceled or altered without 30 days prior written notice to Owner. Such fidelity insurance coverage shall contain a deductible no greater than $10,000.00, and any such deductible shall be satisfied and paid solely by Manager. Upon request, Manager will furnish a certificate of insurance to Owner evidencing coverage.

4.04 Indemnification.

(a) It is the Owner’s and Manager’s intent to look initially to the insurance coverage required pursuant to Sections 4.01, 4.02 and 4.03 above for both legal defense and payment of any applicable claims, without regard to the following indemnities. Therefore, the parties agree that, notwithstanding any indemnity language to the contrary, in the event that a claim, liability, loss or expense arises which is covered by the insurance required pursuant to Sections 4.01, 4.02 and 4.03 above, Owner and Manager shall cause such insurance to be paid in accordance with such policies, and to the extent of such payment, the indemnities provided below, shall not apply. To the extent insurance is not available, or any claim is not fully paid by applicable insurance, the parties agree that the following indemnities shall control. As to any claims paid by insurance, the parties agree to waive all rights of subrogation, provided that such waiver does not invalidate any insurance policy or materially adversely affect the premium rates for such insurance.

(b) Owner shall indemnify, defend and hold harmless Manager, its principals and employees (collectively, referred to as “Manager” for the purposes of this subsection 4.04(b)), from and against any and all claims, proceedings, liabilities, losses, costs and expenses (including reasonable attorneys’ fees and costs of defense) incurred by or asserted against Manager as a result of any act or omission (or allegation thereof, including allegations of simple negligence) by (i) Owner, or (ii) Manager in its capacity as the property manager, including but not limited to any liability for which insurance coverage is required pursuant to Section 4.01 above and not actually provided by Owner.

Notwithstanding the foregoing, Manager shall not be indemnified by Owner for acts or omissions constituting Manager’s gross negligence, willful misconduct, malfeasance or fraud in excess of the coverage provided by the insurance coverage required pursuant to Sections 4.01, 4.02 and 4.03 above. Nothing in this Section 4.04 or elsewhere in this Agreement shall be construed to release Manager from liability to the Owner for a breach or violation of any of the covenants, duties and obligations to be performed by Manager under the terms of this Agreement. Until such time as the MBIA Cancellation Date (as defined in Section 7.01 hereof) has occurred, it is understood and agreed that the obligations of Owner pursuant to this subsection shall not exceed $1,000,000 in the aggregate and that payment of any amounts by Owner pursuant to this subsection shall be expressly subordinate to the payment, without default, of any and all payments on a current basis by Owner owing on the Notes (as defined in Section 7.01 hereof).

(c) Manager shall indemnify, defend and hold harmless Owner and Owner’s officers, directors, shareholders, employees, partners, principals, attorneys and agents (collectively referred to as “Owner” for the purposes of this subsection 4.04(c)), from and against any and all claims, proceedings, liabilities, losses, costs and expenses (including reasonable attorneys’ fees and costs of defense) incurred by or asserted against Owner, in excess of the insurance coverage required pursuant to Sections 4.01, 4.02 and 4.03 above, as a result of any act or failure to act by Manager if Manager is finally found by a court of competent jurisdiction to have acted in a manner adjudged to constitute gross negligence, willful misconduct, malfeasance or fraud.

4.05 Expenses of Litigation. Without limiting the foregoing, Owner shall pay all expenses incurred by Manager, including, but not limited to, costs of defense and reasonable attorneys’ fees, and any liability, fines, penalties or the like, in connection with (i) any claim subject to indemnity by Owner under Section 4.04 above and (ii) any claim, proceeding, or suit involving an alleged violation of any law, regulation or ordinance pertaining to fair employment, fair credit reporting, environmental protection, rent control, taxes, or fair housing, including, but not limited to, any law, regulation or ordinance prohibiting discrimination on the basis of race, sex, sexual orientation, creed, color, religion, national origin or mental or physical handicap; provided, however, that Owner shall not be responsible to Manager for any such claims or expenses in the event Manager is finally adjudged to have wilfully, and not merely in a vicarious capacity, violated any such law, regulation or ordinance.

ARTICLE 5. TERMINATION

5.01 Immediate Termination. Manager may terminate this Agreement upon five (5) business days’ prior written notice to Owner if Owner fails to cure a deficiency or to deposit sufficient funds in the Operating Account to cover all current Operating Obligations as required by Section 3.02 or if Owner fails to pay in a timely manner the fees due to Manager, or fails to comply with each of its other obligations under this Agreement. Such notice to terminate shall not affect or impair any right which has accrued to either party prior to the date of such notice. Notwithstanding anything to the contrary contained herein, it is expressly understood and agreed that prior to the occurrence of the MBIA Cancellation Date, Manager may not terminate this Agreement pursuant to this Section 5.01 unless and until (i) Manager has given written notice to MBIA of any default by Owner pursuant to this Agreement and allows MBIA sixty days after the giving of such notice to cure such default and (ii) MBIA fails to cure such default within such sixty day period in which case Manager may terminate this Agreement on the earlier of (a) the employment of a third party manager to replace Manager and (b) one hundred twenty days after the expiration of the sixty day cure period without such cure having been accomplished within such cure period.

5.02 Termination by 30-Day Notice. Prior to the MBIA Cancellation Date, either party, but only after first having obtained the prior written consent of MBIA, may terminate this Agreement, without cause, by giving the other party at least thirty (30) days prior notice (with copy of such notice to MBIA) in writing. Such notice shall not affect or impair any right which has accrued to either party prior to the date of such notice. Notwithstanding anything to the contrary contained herein, it is expressly understood and agreed that this Agreement may not be terminated pursuant to this Section 5.02 unless and until (i) MBIA has been given the thirty day written notice of such termination and has given its consent to such termination in which case this Agreement may be terminated pursuant to such termination notice on the earlier of (a) the employment of a third party manager to replace Manager and (b) one hundred twenty days after the giving of the thirty day termination notice to MBIA.

5.03 Termination For Cause. Owner may terminate this Agreement for cause at any time during the term (or any renewal of the term) of this Agreement, by giving to Manager notice that the Agreement shall cease immediately upon Manager’s receipt of such notice and that no further fees or expenses shall be payable to Manager thereafter, other than reimbursement of expenses properly documented and supported by invoices or receipts. Termination for cause shall only consist of (i) malfeasance or fraud or (ii) willful misconduct or gross negligence, but as regards willful misconduct or gross negligence, such items shall not constitute cause unless and until (x) Manager has received written notice from Owner specifying the wrongful action or omission to act which constitutes such willful misconduct or gross negligence and the cure necessary in regard thereto and (y) Manager fails to promptly commence and diligently pursue and complete the reasonable cure of such gross negligence or willful misconduct within thirty days of the giving of such notice.

5.04 Termination on Sale, Destruction. At the option of Owner, with the prior written consent of MBIA which shall not be unreasonably withheld or delayed, exercised by written notice to Manager, this Agreement will automatically terminate (i) upon the sale, destruction, seizure or taking by eminent domain or foreclosure of the Property, (ii) upon the termination of the Owner’s right to possession of or right to collect and retain the rents from the Property, (iii) upon the sale, transfer or assignment of the current general partner’s partnership interest in Owner or upon the withdrawal or removal of the current general partner of Owner, or (iv) upon the sale, transfer or assignment of more than fifty percent (50%) of the partnership interests of Owner. If possible, Owner will endeavor to provide to Manager thirty (30) days’ prior written notice of any such event.

5.05 Owner Responsible for Payments. Owner will be responsible for the direct handling and payment of invoices received after notice of termination, provided that to the extent of available operating funds in the Operating Account, Manager may, but shall not be required to do so, continue to pay obligations incurred by the Property through the termination date, but not including Manager’s fees and reimbursements. Upon notice of termination, Manager will submit to Owner an estimate of the additional funds required to pay all Operating Obligations incurred by the Property through the termination date. Owner will promptly remit all additional funds required by such estimate, and Manager will not be obligated to advance its own funds for payment of obligations incurred on behalf of the Property or Owner.

5.06 Final Accounting.

(a) Concurrently with the date of the termination of this Agreement, Manager shall deliver to Owner (or shall relinquish Manager’s control over) all funds in all accounts related to the Property, including the Operating Account and any account for Security Deposits.

(b) Within forty-five (45) days after termination, Manager shall deliver to Owner:

(i)	A final accounting, reflecting the balance of income and expenses pertaining to the Property as of the date of termination.

(ii)	All original records, contracts, leases, receipts or deposits, unpaid bills and other papers or documents in Manager’s custody or control necessary to the management of the Property.

5.07 Manager’s Retention of Copies. Manager shall be entitled to retain copies of or have reasonable access upon request to all documents referred to in paragraph 5.06(b)(ii).

5.08 No Waiver of Rights. No termination of this Agreement shall operate, however, to waive, diminish or impair any right that has accrued to either party to the date of termination, nor shall any such termination impair either party’s right to indemnity under this Agreement.

ARTICLE 6. NOTICES, ETC.

6.01 Notices. All notices provided for in this Agreement shall be in writing and shall be given to Owner or Manager at the address set forth below or at such other address as they individually may specify thereafter by written notice in accordance herewith:

if to OWNER:	Dobie Center Properties, Ltd. 225 Broadhollow Road Melville, Long Island, New York 11747 Attn: Scott Rechler

if to MANAGER:	Texas Campus Lifestyles Management (Dobie Center), L.C. c/o American Campus Communities 701 Brazos Suite 700 Austin Center Austin, Texas 78705 Attention:Tom Trubiana

Such notices shall be deemed effective upon actual delivery, or if mailed, certified return receipt requested, postage prepaid, properly addressed, three (3) days after posting.

Further, and notwithstanding anything to the contrary, until such time as the MBIA Cancellation Date has occurred, any notice sent pursuant to this Agreement to either Manager or Owner shall at the same time be sent to MBIA as follows:

MBIA Insurance Corporation

113 King Street

Armonk, New York 10504

Attn: Insured Portfolio Management-PF

6.02 Consents and Approvals. All consents and approvals and waivers required or asserted hereunder shall be in writing, signed by the party against whom such consent, approval, waiver or notice is urged, provided that no written consent or approval of Owner or its representative shall be required for any action that Manager may, in its reasonable good faith judgment, find it necessary to take in the event of an emergency. Owner designates the person(s) listed in Section 6.01 as the person(s) from whom any consents or approvals required hereunder may be obtained. Owner further agrees to give Manager notice of any change in the designation, provided that Owner shall at all times designate at least one person from whom consents or approvals required hereunder may be obtained, and shall furnish to Manager current information concerning the address and telephone number at which such person may be contacted at all times. Until Manager has received actual notice of such change, Manager shall be entitled to rely on any consents or approvals given by the previously designated person in connection with any matters hereunder.

6.03 Cooperation. Owner will keep Manager advised of its complete name at all times, including any change of such name. Owner and Manager will cooperate to facilitate and promote the mutual objectives of managing the Property.

6.04 Assignment. No assignment of this Agreement may be made by Manager without the prior written consent of Owner. No such assignment by Manager shall be effective unless (i) the assignee shall have first assumed, in writing, the obligations to be performed by the assignor, and (ii) an executed copy of the assignment and the assumption shall have been delivered to and approved by the non-assigning party hereto. Owner may assign this Agreement without the Manager’s consent, provided that Owner gives Manager prior written notification of such assignment. Any permitted assignment shall relieve the assigning party from all further liability for performance hereunder except for obligations theretofore accrued.

6.05 Pronouns. Where appropriate to the context, words of one gender include all genders, and the singular includes the plural and vice versa.

6.06 Amendments. This Agreement may not be modified except in a written instrument signed by the parties.

6.07 Representations. Manager represents and warrants that it is fully qualified to manage real estate and perform all obligations assumed by Manager hereunder. Manager agrees to comply with all such laws now or hereafter in effect. Manager represents that it is both competent and experienced in the field of management of residential and commercial properties of the type, size, and class of properties similar to the Property. Manager has made no representations to Owner except as are set forth herein.

6.08 Complete Agreement. This Agreement together with all schedules attached hereto and made part thereof, supersedes all previous agreements, understandings and representations made by or between the parties hereto.

6.09 Governing Law. The parties acknowledge that Manager maintains its principal place of business and offices in Austin, Texas, and that all decisions of Manager with regard to the Property will be subject to review from Austin, Texas. This Agreement shall therefore be governed by and construed in accordance with the laws of the State of Texas, and all obligations hereunder shall be deemed performable in Travis County, Texas.

6.10 Legal Construction. In case any one or more of the provisions contained in this Agreement shall for any reason be held by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalid provision shall be deemed severable, and shall not affect the validity or enforceability of any other provisions of this Agreement, all of which shall remain fully enforceable.

6.11 Caption. The captions used in this Agreement are solely for convenience, and shall not be deemed to constitute a part of the substance of the Agreement for purpose of its construction.

6.12 Competitive Projects. Manager may, individually or with others, engage in or possess an interest in any other projects and ventures of every nature and description, including, but not limited to, the ownership, financing, leasing, operation, management, brokerage, development and sale of real property and building projects other than the Property, whether or not such other ventures or projects are competitive with the Property.

6.13 Arbitration. Except as otherwise herein provided, if any controversy should arise between the parties in the performance, interpretation or application of this Agreement, either party may serve upon the other a written notice stating that such party desires to have such controversy reviewed by a board of three (3) arbitrators to be appointed or recommended by the American Arbitration Association (the “Association”) (or if such appointment is not possible, to be appointed within thirty (30) days one by each party and a third by the two so appointed, from a list of available arbitrators supplied by the Association). Such arbitration shall be conducted according to the rules of such Association. The decision and award of a majority of the arbitrators shall be binding upon both Owner and Manager and shall be enforceable in any court of competent jurisdiction. Such decision and award may allocate the costs of such arbitration to one of the parties or disproportionately between the parties.

ARTICLE 7. MBIA PROVISIONS

7.01 Financing Insured by MBIA. It is understood and agreed that this Agreement is being executed and entered into contemporaneously with the issuance by Owner of certain Taxable Insured Notes, Series 1998 (the “Notes”) secured by, among other documents, that certain Indenture of Trust (the “Indenture”) dated of even date herewith between Owner and

Chase Bank of Texas, National Association as Trustee. All capitalized terms not otherwise defined herein shall have the meaning set forth for such terms in the Indenture. Pursuant to the Transaction Documents (as defined in the Indenture), MBIA Insurance Corporation (“MBIA”), Armonk, New York, a New York stock insurance company is issuing an Insurance Policy insuring the payment when due of the principal and interest on the Notes. In connection with the issuance by MBIA of such Insurance Policy, MBIA is requiring that Owner conduct its business (including certain matters pertaining to this Agreement) in accordance with the Transaction Documents and to the extent any provisions of such Transaction Documents are in conflict with the provisions of this Agreement, it is hereby understood and agreed by Manager and Owner that each shall perform the conflicting obligations set forth in the Transaction Documents and not those set forth in this Agreement until the later of (i) the date the Insurance Policy is no longer in effect or (ii) the date on which MBIA has no interest in the Property, but in any event no later than the date the Notes have been deemed paid in full and the Indenture has been released (the “MBIA Cancellation Date”).

7.02 Providing of Transaction Documents to Manager. Manager hereby acknowledges that it has received copies of the Transaction Documents and that the terms and provisions thereof are hereby incorporated herein by reference and agrees that the terms and provisions thereof, to the extent in conflict with the terms and provisions of this Agreement, shall control as to the Manager’s obligations hereunder until the MBIA Cancellation Date shall occur, at which time the terms and provisions contained in this Agreement shall control the rights, liabilities and obligations of Owner and Manager as regards all terms and provisions contained herein.

7.03 Certain Specific Obligations of Owner and Manager as Regards MBIA. Without limiting the generality of the foregoing Sections 7.01 and 7.02, it is further agreed that until such time as the MBIA Cancellation Date has occurred:

7.03.1 This Agreement may not be amended, modified or changed in any manner without the prior written consent of MBIA having first been obtained; and

7.03.2 To the extent that Owner shall have the right to grant any consent, approval or similar permission or to exercise any rights pursuant to the terms of this Agreement, Owner shall not grant any consent, approval or similar permission or exercise such rights without first having obtained the consent, approval or similar permission from MBIA in writing; and

7.03.3 If an Event of Default shall have occurred by Owner pursuant to the Transaction Documents without cure within any applicable cure period, the definition of “cause” set forth in Section 5.03 hereof shall be amended to indicate that “Termination for cause shall consist of negligence or misconduct”; and

7.03.4 As regards distribution of funds, payment of amounts by Manager, the priority of the payment of fees due to Manager and the establishment of bank accounts, Manager shall, at any time prior to the MBIA Cancellation Date, act strictly in accordance with the Transaction Documents and, without limiting the generality of the foregoing, shall act in accordance with and not in conflict with Article V of the Indenture.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers as of (though not necessarily on) and effective August             /            , 1988.

TEXAS CAMPUS LIFESTYLES MANAGEMENT (DOBIE CENTER), L.C. (MANAGER)		DOBIE CENTER PROPERTIES, LTD. (OWNER) By: SPE Dobie, Inc., a Texas corporation, its general partner

By:	/s/ Tom Trubiana	By:	/s/ Frank Adipietro
	Tom Trubiana, President		Frank Adipietro Senior Vice President

SCHEDULE A

ACCOUNT AGENCY AGREEMENT

This Account Agency Agreement is made by and between TEXAS CAMPUS LIFESTYLES MANAGEMENT (DOBIE CENTER), L.C. (“Manager”), a Texas corporation, and DOBIE CENTER PROPERTIES, LTD. (“Owner”), a Texas limited partnership.

NOW, THEREFORE, the parties hereto agree as follows:

1. Legal Ownership. Owner represents and warrants to Manager that it is the legal owner of the real property commonly known as Dobie Dormitory, Dobie Parking Garage and Dobie Mall (“Property”), located at 2021 Guadalupe Street, Austin, Texas, and further represents and warrants to Manager that the Owner’s Tax Identification Number is                             . Owner also agrees to immediately advise Manager in writing of any change in ownership of the Property, or in the legal or assumed name of the Owner.

2. Collection Account. Owner engages Manager to collect rents and other funds related to the Property, and Manager agrees to deposit, in trust for the benefit of Owner, all collected funds related to the Property into a demand deposit account (“Collection Account”) with Texas Commerce Bank-Austin, N.A. (“Bank”), a national banking association. Manager agrees that Owner is the legal and beneficial owner of all funds on deposit in the Collection Account and Manager shall have no access to such Account or to the funds therein except by specific written authorization from Owner. Manager will not commingle any other funds with those maintained in the Collection Account.

3. Operating Account. Manager agrees that a demand deposit account (“Operating Account”) has been previously established with Bank from funds constituting the initial deposit referred to in Section 3.01 of that certain Management Agreement executed between the parties hereto this date. Manager agrees that Owner is the legal and beneficial owner of all funds on deposit in the Operating Account. Manager will not commingle any other funds with those maintained in the Operating Account and shall not withdraw any amounts therefrom except as provided herein or in the Management Agreement executed of even date herewith between Manager and Owner.

4. Operating Account Access. Owner and Manager acknowledge and agree as follows:

A. Manager shall act as the paying agent for Owner and, in the conduct of its business related to the Property, shall have the right to withdraw any funds from the Operating Account, and the Bank may rely on Owner’s delegation of this right to Manager. In addition, Owner shall have full power and authority to withdraw any and all funds deposited in the Operating Account, and upon doing so, will immediately notify Manager. Bank shall have no liability to Owner for any payment by Bank of funds on deposit in the Operating Account to or on behalf of Manager.

B. Owner shall rely exclusively on Manager to receive all correspondence and statements of information with respect to the Operating Account, and Bank may direct such correspondence and statements to Manager.

5. Information Returns (IRS Form 1099-Misc. Reporting). Owner and Manager acknowledge and agree as follows:

A. Manager shall transmit to the Internal Revenue Service, appropriate Statements for Recipients of Miscellaneous Income for payments made from the Operating Account.

B. Manager has the authority to sign the transmittal on behalf of Owner.

C. Manager has the responsibility, conferred on it by Owner, to request the Tax Identification Numbers of recipients or others for whom information is being reported.

6. Termination. This Agreement will terminate when Manager ceases to manage Owner’s Property and Manager closes the Operating Account.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers as of (though not necessarily on) and effective August             /            , 1998.

TEXAS CAMPUS LIFESTYLES MANAGEMENT (DOBIE CENTER), L.C. (MANAGER)		DOBIE CENTER PROPERTIES, LTD. (OWNER) By: SPE Dobie, Inc., a Texas corporation, its general partner

By:	/s/ Tom Trubiana	By:	/s/ Frank Adipietro
	Tom Trubiana, President		Frank Adipietro Senior Vice President

SCHEDULE B

MANAGER’S COSTS TO BE REIMBURSED – TEXAS

I. Direct payroll costs of employees assigned on-site duties in accordance with the Approved Operating Budget:

A.	Regular, overtime, and holiday pay
B.	Incentive bonuses
C.	Annual leave time (vacation and illness) allowed by Manager’s employment policy

II. Payroll taxes and related personnel costs of employees assigned on-site duties, which are calculated based on the total payroll per pay period and which are subject to periodic change with written notice to Owner of effective date of such change:

A.	Group Life and Major Medical Insurance	71¢/Payroll Hour
B.	Social Security (FICA)	6.20%
C.	Medicare	1.45%
D.	State Unemployment Taxes	2.87%
E.	Federal Unemployment Taxes	0.80%
F.	Workers’ Compensation Insurance	14.86%
G.	On-site Personnel Administrative Costs	5.50%
	– Hiring and personnel file maintenance
	– Preparation of quarterly and annual IRS reports
	– Payroll service bureau data processing costs
	– Unemployment claims control
	– Group medical claims control
	– Workers’ Compensation claims control
H.	Where applicable, sales taxes will be charged on services performed by on-site personnel and reimbursed through payroll costs.

Notwithstanding the foregoing percentage amounts, in no event will the amount charged by Manager for such payroll costs, taxes and employee-related benefits (except for the above-referenced percentage as to Workers’ Compensation Insurance) exceed those expenditures actually incurred by Manager (or by the employment contractor selected by Manager) on Owner’s behalf. With respect to the foregoing percentage for Workers’ Compensation Insurance, Owner agrees that such percentage of total payroll shall be reimbursed to Manager, subject to periodic adjustment of such percentage as set forth above.

III. Cost of providing resident rent bills; vendor checks, envelopes and postage; and other materials supplied by the Manager as required for operation of the Property and billed at one dollar ($1.00) per tenant per month.

IV. Direct expenses of the Manager such as photocopying expenses special handling postage, and long-distance phone charges.

SCHEDULE C

LIST OF PERIODIC ACCOUNTING REPORTS

AND PROPERTY OPERATING STATEMENTS

SCHEDULE D

MANAGER’S COMPENSATION

I. Management Fee. Manager’s compensation for management of the Property shall be a fee (the “Management Fee”) equal to three percent (3%) of the gross receipts derived from the operation of the Property, determined on a cumulative annualized basis (unless any such annual period shall be shortened as a consequence of the termination or expiration of the term of this Agreement). Therefore, subject to the provisions of the next succeeding sentence, the Management Fee for any calendar year will not exceed three percent (3%) of the gross receipts derived from the operation of the Property during such calendar year. Subject to adjustment on an annualized basis as hereinabove set forth, the Management Fee will be calculated at the end of each monthly accounting period and will be considered an expense attributable to that period. Payment of the Management Fee will be made from the Operating Account monthly on or before the tenth (10) day of the month following the end of the previous monthly accounting period. Upon the commencement or termination of this Agreement on a day other than the last day of the calendar month, the Management Fee shall be prorated on a per diem basis for the remainder of the calendar month; and therefore, in that circumstance, the initial or final monthly Management Fee shall be based on the total income for the last normal month prior to commencement or termination of this Agreement. The term “gross receipts” for the purposes of this Agreement shall include proceeds from rent or business interruption insurance, if any, but shall not include tenant security deposits unless forfeited and recognized as income by the Owner, nor shall such gross receipts include insurance loss proceeds, or any award or payment made by any governmental authority in connection with the exercise of any right of eminent domain or any proceeds from the sale, exchange, mortgaging or refinancing of the Property.

II. Restoration/Renovation Fee. Manager’s compensation for supervision and coordination of restoration activities due to fire, flood, hurricane, tornado, or other like occurrences and rehabilitation/renovation of the Property, including but not limited to roof repair or replacement; major HVAC repair or replacement; major electrical system repair or replacement; and major parking lot and/or landscape improvement or repair, shall be equal to 6% of gross restoration expenditures, including fees of architects and engineers.

III. Additional Services. In consideration for any additional services other than the services required under this Agreement, and with Owner’s prior approval, Manager’s time will be billed at $50.00 per hour.

EXHIBIT 1

LEASE FORMS

EXCLUSIVE LEASING AGREEMENT

THIS EXCLUSIVE LEASING AGREEMENT (“Leasing Agreement”), entered into by and between Dobie Center Properties, Ltd., (“Owner”) and Texas Campus Lifestyles Management (Dobie Center), L.C., (“Agent”), a limited liability company duly organized under the laws of the State of Texas.

W I T N E S S E T H:

WHEREAS, Owner owns a building commonly known as Dobie Dormitory and Dobie Mall, located at 2021 Guadalupe in Austin, Travis County, Texas (“Building”); and

WHEREAS, Agent desires to be appointed the exclusive leasing agent for purposes of leasing the commercial space in said Building;

NOW, THEREFORE, in consideration of the mutual promises hereunder, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1. Appointment of Agent—Owner hereby appoints Agent as the sole exclusive agent for the purpose of leasing the commercial space in the Building and agrees to immediately refer to Agent all inquiries by prospective commercial tenants and/or by cooperating, third party brokers. Owner and Agent contemplate and agree that Agent may elect, during a portion of the Term of this Leasing Agreement, to contract with an entity which is a licensed real estate broker to perform the exclusive leasing functions set forth herein. In the event that Manager so elects to have such third-party licensed real estate broker perform such leasing functions, then all duties, obligations, rights and compensation attributable and payable to Agent hereunder will be assigned and passed through to such third-party licensed real estate broker during such period designated by Agent.

2. Acceptance of Appointment—Agent hereby accepts the appointment as exclusive leasing agent for the leasing of commercial space in the Building, and in consideration of such appointment hereby agrees to use its best reasonable efforts in leasing commercial space in said Building in accordance with the terms and conditions of this Leasing Agreement.

3. Term—This Leasing Agreement shall commence on the date hereof (but shall extend to leasing prospects developed or contacted by Agent prior to the commencement hereof) and shall expire on the same date that such Management Agreement between the parties hereto with respect to the Building, dated of even date herewith, between Owner and Agent, shall expire or be terminated. Upon the expiration or prior termination of this Leasing Agreement, Agent shall deliver to Owner, within ten (10) days after the date of expiration or prior termination notice, a list setting forth the names of individuals and/or organizations with whom Agent is currently in the process of negotiating leases at the Building. If a lease with any such listed individuals or organizations is consummated within one hundred and eighty (180) days from the date of expiration or prior termination of this Agreement, then a full commission shall be due from Owner to Agent in accordance with Exhibit “A” attached hereto and made a part hereof.

4. Lease Negotiations—Agent agrees that it shall diligently endeavor to procure tenants by all reasonable means available, including but not limited to direct solicitation, mail campaigns, advertising in various media and processing of inquiries received from any and all sources. Rental rates, tenant concessions and all other provisions in leases offered to prospective tenants in the Building shall be in accordance with the Approved Marketing Plan (referred to in that certain Management Agreement between Agent and Owner), as such Approved Marketing Plan may be modified from time to time. It is expressly understood that all assignments of tenants and space within the Building will be subject to the approval and acceptance of Owner.

Agent will carefully maintain records on all prospective tenants and these records will be for the joint use of both Agent and Owner.

5. Space Planning Services—Owner shall provide space planning services and shall make such services available to all prospective tenants with whom Agent shall be engaged in negotiation for space within the Building.

6. Lease Preparation—Owner shall provide a standard commercial lease form to Agent. All leases and all modifications and extensions thereof are to be prepared by Owner or by Owner’s legal counsel. Owner reserves the right, from time to time, to modify, amend or substitute the form lease to be used for the purposes of this Leasing Agreement. All leases shall be executed by Owner or by Owner’s authorized representative, and Agent shall not execute any leases on Owner’s behalf. It is expressly understood that Agent’s work and responsibility relating to a tenant will be completed when fully executed leases have been delivered to both tenant and Owner.

7. Marketing Materials—Agent shall, with consultation of Owner, prepare a brochure or flyer for the Building, including but not limited to, photos, renderings, and floor plans. It is understood and agreed that costs incurred for preparation and development of marketing materials, advertisements, etc. (including postage), shall be at the sole expense of the Owner. Agent shall place appropriate “FOR LEASE” or “SPACE AVAILABLE” signs, of Agent’s design and at Agent’s expense, in and/or about the Building, the appearance and location(s) of which shall be subject to approval by Owner. Should Owner desire to install signs of its own design, such signage shall be at Owner’s/Landlord’s sole expense and shall prominently display Agent’s name and telephone number.

8. Publicity—With respect to matters relating to all newspaper publicity or other advertising, Owner agrees to cooperate with the Agent such that each party will keep the other informed of any publicity releases and shall jointly coordinate same.

9. Commissions—If, as and when, a written lease, satisfactory in all respects as evidenced by Owner’s execution thereof, is entered into between Owner and a tenant, Owner agrees to pay a leasing commission calculated and payable in accordance with Exhibit “A” attached hereto and made a part hereof.

10. Sale of Building—In the event of a sale or other conveyance or disposition of the Building by Owner, Owner shall continue to be responsible to pay the commissions due pursuant to this Agreement with respect to contacts made by Agent with prospective tenants up to the date of such sale or, alternatively, Owner shall obtain from the grantee and deliver to Agent a written agreement pursuant to which the grantee shall assume Owner’s commission obligations under this Leasing Agreement.

11. Indemnity—Agent agrees to indemnify and hold harmless Owner from any claims for fees, commissions or remuneration by any other brokers or agents of record in respect of any lease for which commission shall be due to Agent pursuant to the terms of this Leasing Agreement, including commissions due to a Cooperating Broker in accordance with Exhibit “A” of this Leasing Agreement, and in such event Agent agrees to indemnify and hold harmless Owner from any claims for fees, commissions or remuneration in excess of the commissions set out in Exhibit “A”. It is further acknowledged and agreed that Owner shall not be responsible for more than one properly earned leasing commission, or any commission split between brokers or agents, on any leasing of the Building. Agent’s obligations pursuant to this clause shall survive the termination of this Leasing Agreement.

12. Definitions—The term “lease” as used herein shall also be deemed to mean sublease and the term “Owner” shall be deemed to include any subsidiaries, affiliates, successors and nominees of same.

13. Notices—Any notice required to be given hereunder shall be given by certified or registered mail, return receipt requested, addressed to the respective party at the address shown below, and shall be deemed delivered seventy-two (72) hours after it has been deposited in the United States Mail, postage paid.

OWNER:	MANAGER:

Dobie Center Properties, Ltd. 225 Broadhollow Road Melville, Long Island, New York 11747 Attn: Scott Rechler	Texas Campus Lifestyles Management (Dobie Center), L.C. c/o American Campus Communities 701 Brazos Suite 700 Austin Center Austin, Texas 78705 Attn: Tom Trubiana

14. Entire Agreement—This document contains all of the agreements of the parties and shall not be modified unless agreed to in writing by all parties. The Leasing Agreement shall inure

IN WITNESS WHEREOF, Owner and Agent acting herein as duly authorized individuals, have caused this instrument to be executed in multiple originals (and to be effective) on the 1st day of August, 1998.

TEXAS CAMPUS LIFESTYLES MANAGEMENT (DOBIE CENTER), L.C. (MANAGER)		DOBIE CENTER PROPERTIES, LTD. (OWNER)

By:	/s/ Tom Trubiana	By:	SPE Dobie, Inc., a Texas corporation, its general partner
Tom Trubiana, President

		By:	/s/ Frank Adipietro
Frank Adipietro Senior Vice President

EXHIBIT “A”

LEASING COMMISSIONS

Owner hereby agrees to pay to Agent leasing commissions (“Leasing Commissions”), subject to the following terms, provisions and conditions:

(a)	If no co-broker is involved, Agent will be paid a commission equal to four percent (4%) of Adjusted Rents (as defined below) payable under each applicable commercial lease in the Building, payable 1/2 upon lease execution and 1/2 upon occupancy by the applicable tenant.

(b)	If a co-broker is involved, Agent will be paid a commission equal to six percent (6%) of Adjusted Rents payable under each applicable commercial lease, and Agent will be responsible for paying any commission due to such a co-broker.

(c)	Agent will be paid a commission equal to four percent (4%) of Adjusted Rents payable under each applicable commercial lease for extensions, renewals, and expansions.

For the purposes of this Agreement, “Adjusted Rents” shall mean and refer to only Minimum Guaranteed Rental (with respect to commercial tenants at Dobie Center) payable under each lease of commercial space in Dobie Center executed during the Term of this Agreement, and shall not include the following:

1.	Escalation in excess of minimum guaranteed rental resulting from increases in ad valorem/real estate taxes and operating expenses and/or increases in rent resulting from adjustments to the Consumer Price Index.

2.	Common Area Maintenance charges, busing charges, charges for additional electricity or other utilities, real estate tax contributions or prorata payments related to taxes, insurance contributions or prorata payments related to insurance.

3.	Percentage rentals.

4.	Merchants Association dues or membership fees or advertising contributions to cooperative groups of merchants or to the merchants association.

5.	Rentals credited to tenant by reason of lease takeover and/or Owner takeback or subleasing.

6.	Additional rentals for special tenant services over and above normal and customary services.

7.	Amortization of special leasehold improvements paid for by Owner.

8.	Cancellation or penalty payments for termination rights.

9.	Late payment charges and interest on late rental payments.

10.	Payments for parking.

11.	Rentals payable upon continuation of a tenancy of a month-to-month or statutory basis.

No Leasing Commissions shall be deemed earned or payable on the cancelable portion of the lease term; a commission shall be payable only on the uncancellable portion of the lease term, which shorter term shall apply for the purposes of calculating the commission above. In the event the lease is not canceled, then an additional Leasing Commission shall be due for the remaining lease term calculated as if such remaining lease term were the initial (uncancellable) lease term. Payment of such additional Leasing Commission shall be payable in full on commencement of the then remaining lease term.

An additional Leasing Commission shall be due calculated at the applicable percentage rate set forth above on the actual aggregate Adjusted Rents in each applicable commercial lease in the Building for the additional term and/or space, if, as and when the applicable tenant exercises any one of the following, provided that a formal provision for same is negotiated by Agent and is made a part of the lease during the Term of this Agreement:

A)	Renewal or Extension Option

B)	Option for additional space

C)	Right of Refusal or Preferential Right for additional space.

Such additional Leasing Commissions shall be payable in full as of the commencement of the renewal or extension term, or the commencement of the lease for additional space. No additional Leasing Commissions shall be payable for any exercise of any such renewal or expansion options or rights of refusal which were in existence prior to the Term of this Agreement or which come into existence after the end of the Term of this Agreement.

The obligation of Owner to pay Leasing Commissions in accordance with all the provisions contained herein shall survive the expiration or termination of this Agreement. In the event a lease is consummated but the applicable tenant does not occupy the space, but commences to pay rent, Agent shall receive the full commission pro-rated on a monthly basis as rents are received.

Owner hereby authorizes Agent to communicate the foregoing commission arrangements to all potential cooperating brokers.